Exhibit 23.5

CONSENT OF FROST & SULLIVAN

June 18, 2026

Calisa Acquisition Corp

205 W. 37th Street

New York, NY 10018

Ladies and Gentlemen:

Frost & Sullivan Limited hereby consents to the references to its name and the information attributed to it in the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”) filed by Calisa Acquisition Corp. with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with the proposed business combination transactions contemplated therein.

Frost & Sullivan Limited further consents to inclusion of information, data and statements from the report entitled “Global Cloud Services and AI Infrastructure Market Research” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Frost & Sullivan Limited also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

For and on behalf of

Frost & Sullivan Limited

/s/ Charles Lau
Name:	Charles Lau
Title:	Executive Director